Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER PARTNERS ANNOUNCES PLANS TO CONSTRUCT HAYNESVILLE PIPELINE

DALLAS – January 27, 2009 — Energy Transfer Partners, L.P. (NYSE:ETP) announced it has entered into an agreement with Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation (NYSE:CHK), to construct a 178-mile 42” interstate natural gas pipeline (“Tiger Pipeline”). The project will connect to ETP’s dual 42” pipeline system near Carthage, Texas, extend through the heart of the Haynesville Shale and end near Delhi, Louisiana, with interconnects to at least seven interstate pipelines at various points in Louisiana.

The Tiger Pipeline is anticipated to have an initial throughput capacity of at least 1.25 Bcf per day, which capacity may be increased up to 2.0 Bcf per day based on the results of an open season. The agreement with Chesapeake provides for a 15-year commitment for firm transportation capacity of approximately 1.0 Bcf per day. The pipeline project is anticipated to cost between $1.0 billion and $1.2 billion to construct, depending upon the final throughput capacity design, with such costs to be incurred over a three-year period. Pending necessary regulatory approvals, Tiger Pipeline is expected to be in service by mid-2011.

“Energy Transfer Partners continues to implement its growth strategy of providing pipeline capacity through significant producing basins across the country. Critical infrastructure is needed to relieve growing constraints near the Carthage Hub and to provide takeaway capacity from the Haynesville Shale. The Tiger Pipeline project is another example of how our Partnership works with successful producers like Chesapeake to consummate pipeline opportunities,” said Mackie McCrea, President and Chief Operating Officer of ETP. “This project will contribute to our ability to generate sustainable long term distributions for our unitholders.”

“Chesapeake believes the Haynesville Shale has the potential to become the largest producing field in the country,” commented Aubrey K. McClendon, Chesapeake’s Chief Executive Officer. “Significant capacity must be built to insure the deliverability of natural gas from this rapidly expanding area and we are pleased to be able to support ETP in this very important project.”

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona,
Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,550 miles of intrastate pipeline in service, with approximately 250 miles of intrastate pipeline under construction. In addition, ETP owns 2,450 miles of interstate pipeline in service, with approximately 250 miles of interstate pipeline under construction. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States. Further information is available at www.chk.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in ETP’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETP undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214.504.2260 (office)
214.498.9272 (cell)

# # #